Exhibit 4.2

FORM OF COMMON STOCK WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED BY ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE SECURITIES ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS. THERE IS NO AND THERE IS NOT EXPECTED TO BE A PUBLIC MARKET FOR THE SHARES OF COMMON STOCK ISSUABLE UPON ANY EXERCISE HEREOF. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

Void After [ ]	Right to Purchase [ ] Shares of Common Stock of bluebird bio, Inc.

BLUEBIRD BIO, INC.

Common Stock Purchase Warrant

bluebird bio, Inc., a Delaware corporation (the “Company”), hereby certifies that for value received, [                ] or assigns (the “Warrantholder”), is entitled to purchase, subject to the terms and conditions hereinafter set forth, an aggregate of [                ] shares of Common Stock, par value $.01 per share of the Company (subject to adjustment as hereinafter provided) at a purchase price of $.01 per share (subject to adjustment as hereinafter provided), payable as hereinafter provided.

1. Definitions. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

(a)	“Common Stock” shall mean the Company’s Common Stock, $.01 par value per share.

(b)	“Stated Purchase Price” shall mean the purchase price to be paid upon exercise of this Warrant in accordance with the terms hereof, which price initially shall be $.01 per share of Common Stock. The Stated Purchase Price shall be subject to adjustment from time to time pursuant to the provisions of Section 6 hereof.

(c)	“Warrant Expiration Date” shall mean [ ] p.m., Eastern Time, on [ ]; provided that if such date shall be a holiday or a day on which banks are authorized to close in the Commonwealth of Massachusetts, then [ ] p.m., Eastern Time, on the next following day which in the Commonwealth of Massachusetts is not a holiday or a day on which banks are authorized to close.

2. Notice. In case at any time: (a) the Company shall pay any dividend or make any distribution (other than regular cash dividends from earnings or earned surplus paid at an established rate) to the holders of the Common Stock; (b) there shall be any capital reorganization or reclassification of the capital stock of the Company or consolidation or merger of the Company with or sale of all or substantially all of its assets to another corporation; or (c) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, in any one or more of such cases, the Company shall give written notice, by first class mail, postage prepaid, addressed to the registered holder at the address of such registered holder as shown on the books of the Company of the date on which (i) the books of the Company shall close or a record date shall be fixed for determining the shareholders entitled to such dividend or distribution, or (ii) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion, redemption or other event shall take place, as the case may be. Such notice shall also provide reasonable details of the proposed transaction and specify the date as of which the holders of Common Stock of record shall participate in such dividend or distribution, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion, redemption or other event, as the case may be. Such written notice shall be given at least fifteen days prior to the action in question and not less than fifteen days prior to the record date or the date on which the Company’s transfer books are closed in respect thereto.

3. Exercise.

(a)	Manner of Exercise. This Warrant may be exercised at any time or from time to time, on any day which is not a Saturday, Sunday or holiday under the laws of the State of Delaware, for all or any part of the number of shares of Common Stock purchasable upon its exercise; provided, however, that this Warrant shall be void and all rights represented hereby shall cease unless exercised before the Warrant Expiration Date. In order to exercise this Warrant, in whole or in part, the holder hereof shall deliver to the Company at its principal executive offices, or at such other office as the Company may designate by notice in writing, (i) this Warrant, (ii) a written notice of such holder’s election to exercise its Warrant substantially in the form of Exhibit A attached hereto, and (iii) the documents described in Section 10, and shall pay to the Company by check made payable to the order of the Company or wire transfer of funds to a bank account designated by the Company an amount equal to the aggregate purchase price for all shares of Common Stock as to which this Warrant is exercised. In lieu of such exercise of this Warrant, the holder may from time to time convert this Warrant, in whole or in part, into a number of shares of Common Stock determined by using the following formula:

X=((P)(Y)(A-B))/A

where

X =	the number of shares of Common Stock to be issued to the holder for the portion of this Warrant being exercised;
P =	the percentage of this Warrant being exercised;
Y =	the total number of shares of Common Stock issuable upon exercise of this Warrant in full;
A =	the Fair Market Value of one share of Common Stock as of the exercise date; and
B =	the Stated Purchase Price as in effect on the exercise date.

Any portion of this Warrant that is exercised shall be immediately canceled. For purposes of the foregoing, “Fair Market Value” shall be determined pursuant to Section 8 hereof.

(b)	Issuance of Common Stock. Upon receipt of the documents and payments described in Section 3(a), the Company shall, as promptly as practicable, and in any event within 30 days thereafter, execute or cause to be executed, and deliver to such holder a certificate or certificates representing the aggregate number of full shares of Common Stock (or such other stock or securities that may be issuable upon exercise of the Warrant) issuable upon such exercise, together with an amount in cash in lieu of any fraction of a share, as hereinafter provided. The stock certificate or certificates so delivered shall be in the denomination specified in said notice and shall be registered in the name of the holder hereof. This Warrant shall be deemed to have been exercised and a certificate or certificates for shares of Common Stock shall be deemed to have been issued, and the holder hereof or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes as of the date said notice, together with this Warrant and the documents and payments described in Section 3(a), are received by the Company as aforesaid. If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of said certificate or certificates, deliver to the holder hereof a new Warrant evidencing the rights of such holder to purchase the unpurchased shares of Common Stock called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

4. Reservation of Shares; State Securities Laws. The Company covenants that it will at all times until the Warrant Expiration Date reserve and keep available out of its authorized and unissued Common Stock and its authorized and unissued Common Stock (“Common Stock”), solely for the purpose of issue upon exercise of this Warrant or conversion of Common Stock issued upon such exercise, such number of shares of Common Stock as shall then be issuable upon the exercise of this Warrant and such number of shares of Common Stock as shall then be issuable upon conversion of such Common Stock. If any securities to be reserved for the purpose of exercise of this Warrant require approvals or registrations under applicable state “blue sky” or federal securities laws, the Company will use its reasonable efforts to obtain such approvals or registrations as may be appropriate.

5. Loss or Mutilation. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction of such Warrant), and, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu hereof, a new Warrant of like tenor.

6. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Stated Purchase Price in effect immediately prior to such subdivision will be proportionately reduced and the number of shares issuable upon exercise of this Warrant will be proportionately increased, and if the Company at any time combines (by reverse stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Stated Purchase Price in effect immediately prior to such combination will be proportionately increased and the number of shares issuable upon exercise of this Warrant will be proportionately decreased.

7. Consolidation, Merger, etc. If any consolidation or merger of the Company with another corporation that involves a transfer of more than 50% of the voting power of the Company, any transfer of shares representing more than 50% of the voting power of the Company are transferred to any person that is not, on the date hereof, a holder of stock of any class or preference of the Company or the sale of all or substantially all of the Company’s assets to another entity (each an “Extraordinary Event”) shall be effected, then, while this Warrant remains outstanding, the Company may terminate this Warrant as of the effective date of such Extraordinary Event, provided that written notice of such termination shall be given to the Warrantholder and the Warrantholder shall have the right to exercise this Warrant during the twenty (20) day period preceding the effective date of such Extraordinary Event.

8. Fractional Shares. If the number of shares of Common Stock purchasable upon the exercise of this Warrant is adjusted pursuant to Section 6 hereof, the Company shall nevertheless not be required to issue fractions of shares, upon exercise of this Warrant or otherwise, or to distribute certificates that evidence fractional shares. With respect to any fraction of a share called for upon any exercise hereof, such fraction shall neither be issued nor extinguished until the final exercise of this Warrant, in which event if a fraction is issuable, the Company shall pay to the holder hereof an amount in cash equal to such fraction multiplied by the current “Fair Market Value” of the security into which such fractional share is convertible, determined as follows:

(a)	If the security is listed on a National Securities Exchange or admitted to unlisted trading privileges on such exchange or quoted in the NASDAQ System, the current fair market value shall be the last reported sale price of the security on such exchange or market system on the last business day prior to the date of exercise of this Warrant or, if no such sale is made on such day, the average closing bid and asked price for such day on such exchange or market system; or

(b)	If the security is not listed or admitted to unlisted trading privileges, the current fair market value shall be the mean of the last reported bid and asked prices reported by the National Quotation Bureau, on the last business day prior to the date of the exercise of this Warrant; or

(c)	If the security is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current fair market value shall be an amount determined in good faith by the Board of Directors of the Company.

9. Transfers by Warrantholder. If the Warrantholder proposes to Transfer any shares of Common Stock issued upon exercise of the Warrant (the “Warrant Shares”), then the Warrantholder shall comply with the terms and provisions of that certain Right of First Refusal and Co-Sale Agreement by and among the Company and certain of its stockholders, as may be amended from time to time.

10. Agreements. As a condition precedent to any exercise of this Warrant, the holder hereof understands and agrees that it may be required to execute certain documents and agreements (in form and substance substantially identical to those governing the sale of Common Stock) relating to the purchase and sale of such Common Stock as well as registration, co-sale and voting rights, if any, relating to such Common Stock. Upon the execution and delivery of such documents and agreements, the holder will become a party to, and bound by, such agreements, as so amended or restated, as to the shares of Common Stock acquired upon exercise of this Warrant.

Each holder of this Warrant, and each holder of shares of Common Stock acquired upon the exercise of this Warrant, by acceptance hereof and thereof, agrees to furnish to the Company such information concerning such holder as may be requested by the Company which is necessary in connection with any registration or qualification of shares of Common Stock purchasable hereunder.

11. Lock-Up. If, in connection with a registration statement filed by the Company pursuant to the 1933 Act, the Company or its underwriter so requests, the Warrantholder will agree not to sell any Warrant Shares for a period not to exceed (i) in the event of an initial public offering, 180 days following the effectiveness of such registration and (ii) in connection with any additional registration statement filed after the closing date of the initial public offering, 90 days following the effectiveness of such registration, unless such period is extended to the extent required by any FINRA rules, for an additional period of up to thirty-four (34) days if the Company issues or proposes to issue an earnings or other public release within fifteen (15) days of the expiration of such lockup period.

12. Warrant Holder Not Deemed Stockholder. The holder of this Warrant shall not, as such, be entitled to vote or to receive dividends or be deemed the holder of Common Stock that may at any time be issuable upon exercise of this Warrant for any purpose whatsoever, nor shall anything contained herein be construed to confer upon the holder of this Warrant, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to receive dividends or subscription rights, until such holder shall have exercised this Warrant and been issued shares of Common Stock in accordance with the provisions hereof.

13. Rights of Action; Remedies. All rights of action with respect to this Warrant are vested in the holder of this Warrant, and the holder may enforce against the Company its right to exercise this Warrant for the purchase of shares of Common Stock in the manner provided in this Warrant. The Company stipulates that the remedies at law of the holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

14. Modification of Warrant. This Warrant shall not be modified, supplemented or altered in any respect except with the consent in writing of the holder hereof and the Company; and no change in the number or nature of the securities purchasable upon the exercise of this Warrant, or the Stated Purchase Price therefor, or the acceleration of the Warrant Expiration Date, shall be made without the consent in writing of the holder hereof, other than such changes as are specifically prescribed by this Warrant as originally executed.

15. Miscellaneous. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed as of                 , 2011.

BLUEBIRD BIO, INC.

By:
Nick Leschly President and Chief Executive Officer

EXHIBIT A

EXERCISE FORM

(To be signed only on exercise of Warrant)

bluebird bio, Inc.

840 Memorial Drive

Cambridge, MA 02139

The undersigned hereby irrevocably elects to exercise the right to purchase represented by the within Warrant for, and to purchase thereunder,                  shares of the stock provided for therein, and requests that certificates for such shares be issued in the name of:

(Please print name, address, and social security number)

and, if said number of shares shall not be all the shares purchasable thereunder, that a new Warrant for the balance remaining of the shares purchasable under the within Warrant be registered in the name of the undersigned holder of the within Warrant or his Assignee as below indicated and delivered to the address stated below.

NAME OF HOLDER OR ASSIGNEE:

                                                                              (Please print)

ADDRESS OF HOLDER

OR ASSIGNEE:

SIGNATURE OF HOLDER:

DATED:

Note: The above signature must correspond with the name exactly as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever, unless the within Warrant has been assigned.